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                                                                   Exhibit 12.01

                        SECURITY-CONNECTICUT CORPORATION
                      CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                Three Months
                                   Ended
                                  March 31,                Year Ended December 31,
                                  ---------  ----------------------------------------------------
                                    1997       1996       1995       1994      1993(1)    1992(1)
                                  --------   --------   --------   --------   --------   --------
                                                    (thousands of dollars, except ratio data)
Earnings:
Income before federal
  income tax and
  cumulative effects
  of accounting change            $ 13,211   $ 53,571   $ 36,396   $ 37,967   $ 40,513   $ 32,815
Fixed charges, excluding
  interest on annuities
  and financial products             1,846      7,305      6,355      5,027      4,434      4,760
                                  --------   --------   --------   --------   --------   --------

  Earnings, excluding interest
    on annuities and
    financial products              15,057     60,876     42,751     42,994     44,947     37,575

Interest on annuities and
  financial products                20,849     84,939     87,034     75,747     70,785     67,708
                                  --------   --------   --------   --------   --------   --------

  Earnings                        $ 35,906   $145,815   $129,785   $118,741   $115,732   $105,283
                                  ========   ========   ========   ========   ========   ========

Fixed Charges:
Interest expense on debt          $  1,366   $  5,409   $  4,495   $  3,208   $  2,641   $  2,990
Interest component of
  rent expense                         480      1,896      1,860      1,819      1,793      1,770
                                  --------   --------   --------   --------   --------   --------

  Fixed charges, excluding
    interest on annuities and
    financial products               1,846      7,305      6,355      5,027      4,434      4,760

Interest on annuities and
  financial products                20,849     84,939     87,034     75,747     70,785     67,708
                                  --------   --------   --------   --------   --------   --------

  Fixed charges                   $ 22,695   $ 92,244   $ 93,389   $ 80,774   $ 75,219   $ 72,468
                                  ========   ========   ========   ========   ========   ========

Ratios of Earnings to Fixed Charges:
Excluding interest on annuities
  and financial products (2)          8.16       8.33       6.73       8.55      10.14       7.89

Including interest on annuities
  and financial products (3)          1.58       1.58       1.39       1.47       1.54       1.45

(1) The amounts reported are pro-forma and assume the $65 million Term Note was outstanding in years 1993 and 1992, at LIBOR plus .75%, as more fully described in the Company's financial statements included in its Annual Report on Form 10-K, for the year ended December 31, 1996.
(2) This ratio is comprised of the relationship of "earnings excluding interest on annuities and financial products" to "fixed charges excluding interest on annuities and financial products" as disclosed above.
(3) This ratio is comprised of the relationship of "earnings" to "fixed charges" as disclosed above.

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